EXHIBIT 10.67
2007 COMPENSATION INCENTIVE PLAN
VICE PRESIDENT, INTERNATIONAL SALES
     Your base salary for 2007 will be adjusted to DKK 1,799,640, effective March 31, 2007.
     Your 2007 bonus compensation will consist of participation in the broader Management Incentive Program (MIP) per guidelines of Program (targeted at 7.5% of your base salary if the Company makes its budgeted pre-tax income target, with up an opportunity of up to 15% based on Company and individual performance) and the individualized incentive plan as described herein.
     One component of your 2007 individualized incentive will be based on the 2007 revenue of the International sales channel, excluding revenues generated by selling products to Nihon Kohden (AED & monitoring) and GE Medical, as internally reported (referred to as “primary sales”). At above 95% of budgeted primary sales you will be eligible for incentive pay of 0.5% of your base salary for each percentage point by which actual sales are above 95% of budgeted primary sales. In addition, if actual primary sales meet or exceed budget, you will receive an additional lump sum bonus of DKK 45,000. So, for example, at 110% of budget, this component of your bonus would be equal to DKK 179,973 (7.5% of base salary for performance which is 15% above the 95% threshold, or DKK 134,973, plus DKK 45,000).
     Another component of your individualized incentive will be based on gross profit relating to defibrillation products sold to Nihon Kohden and GE (outside of the United States). You will receive a bonus of 0.225% of the direct gross profit resulting from combined sales to GE and Nihon Kohden (including both defibrillation and cardiac monitoring products).
     Any bonus amounts payable in accordance with the terms of this letter which is determined as a percentage of your salary will be calculated in DKK, based on your salary as stated in DKK. The bonus amount that will be determined based on gross profit from sales to Nihon Kohden and GE will be calculated in US$ and then converted into DKK at a rate of DKK 8.40 to US $1.0.
     These incentive bonuses, if any, will be paid no later than 30-days following the conclusion of the audit of the financial statements for the year ending December 31, 2007 and their filing with the SEC. The audited financial statements will be used to assure the reasonableness of the revenue and gross profit amounts used in computing the bonuses. If the audit and filing with the SEC is not completed by March 31, 2008, the incentive, if any, will be paid during the following month in conjunction with the normal payroll practices.
     It is a condition of payment of any bonuses that the executive has not left employment nor is under notice or has given notice to terminate his employment on or before March 31, 2008. The Incentive Plan and the award of incentive pay is at the absolute discretion of the board of directors, and the company reserves the right to modify, amend or cancel the Incentive Plan with or without notice to the Executive.
     The Incentive Plan is not intended to create any contractual rights or agreement between the employee and the Company, and as such does not modify, amend or supersede the nature of employment with the company.

     Please sign as acceptance and return one copy to Lynda Melugin, Director, Human Resources, and retain the other copy for your personal files.

John Hinson	Kurt Lemvigh
Chief Executive Officer	VP, International

Dated:	Dated: